EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 31, 2003 with respect to the combined statement of revenue and certain expenses of Capital Business Center for the year ended December 31, 2001 included in the Current Report on Form 8-K dated January 31, 2003 and filed on February 10, 2003, our report dated January 31, 2003 with respect to the statement of revenue and certain expenses of 2040 North Union Street for the year ended December 31, 2001 included in the Current Report on Form 8-K dated January 31, 2003 and filed on February 10, 2003, our report dated May 8, 2003 with respect to the combined statement of revenue and certain expenses of the Berger Portfolio for the year ended December 31, 2002 included in the Current Report on Form 8-K/A dated March 12, 2003 and filed on May 23, 2003, our report dated September 30, 2003 with respect to the combined statement of revenue and certain expenses of Capital Business Center for the year ended December 31, 2002 included in the Current Report on Form 8-K dated and filed on October 28, 2003, and our report dated October 16, 2003 with respect to the statement of revenue and certain expenses of 2040 North Union Street for the year ended December 31, 2002 included in the Current Report on Form 8-K dated and filed on October 28, 2003, all incorporated by reference in the Registration Statement (Form S-3 No. 333-58971) and related Prospectus of Keystone Property Trust  for the sale of 4,000,000 of its common shares of beneficial interest.

/s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania
November 4, 2003